Exhibit 99.1

For Release	Contact:
October 29, 2003 6:30 a.m. Eastern Time	Stan Berger SM Berger & Co. (216) 464-6400 stan@smberger.com
www.procyte.com	irinfo@procyte.com

ProCyte Announces Financial Results for
2003 Third Quarter and Nine Months

Redmond, Wash.—October 29, 2003—ProCyte Corporation (OTCBB: PRCY.OB), maker of the Innovative Neova® Therapy line of skin care and procedure related products based on its patented GHK Copper Peptide Complex® for the dermatology and cosmetic surgery markets, today announced the financial results for its 2003 third quarter and nine months ended September 30, 2003.

Total revenues for the 2003 third quarter were $2.7 million, compared with $3.1 million in the same period last year. The lower revenue is attributable to reduced shipments of ProCyte’s patented Copper Peptide compound during the period, which are dependent on customers’ production schedules and can fluctuate widely from quarter to quarter. However, product sales to physicians and distributors in the 2003 third quarter were 3.3 percent higher than in the prior-year period. In addition, total revenues for the third quarter 2003 improved 3.4 percent over the 2003 second quarter.

Operating expenses for the 2003 third quarter increased 16.1 percent from the 2002 period, and included $83,000 related to the additional market testing and modification of the Infomercial in the 2003 third quarter along with higher expenses related to increased sales training, sales force compensation, selling aids and advertising expenses. The increase in operating expenses was partially offset by a reduction in incentive compensation, legal and consulting services during the 2003 period. Net earnings for the quarter were $261,000, or $0.02 per diluted share as compared to $322,000 or $0.02 per share for the third quarter in 2002.

Total revenues for the nine-month period of 2003 were $8.7 million as compared with $9.4 million for the 2002 period with the entire decrease coming from reduced shipments of Copper Peptide compound. This year over year decrease is expected to continue through the end of 2003. Expenses for the nine-month period increased $1.0 million which included $770,000 of expenses related to the development, production and test marketing of the Infomercial, increased selling and advertising expenses and additional personnel costs as compared to the 2002 period.

Net earnings for the nine-month period were $397,000, or $0.02 per diluted share, as compared to the year-ago net earnings of $1,345,000, or $0.08 per share. The significant investment in the

Infomercial was expensed during the nine-month period representing $0.05 on a per diluted share basis in 2003.

Results from the Infomercial market tests aired during the third quarter indicate that additional modifications to the program would still be required and, based on discussions with industry experts, the likelihood of success would remain uncertain. Therefore, the Company has decided to stop all work on the Infomercial. While the Infomercial market appears to be an ideal venue, the Company believes that its resources would provide a better return by focusing on other retail segments, such as the spa market.

The Company’s financial position remained strong with cash balances at September 30, 2003, of $4.5 million as compared to $4.6 million at December 31, 2002.

Jack Clifford, President and Chief Executive Officer, said, “Our financial results for both the past quarter and year-to-date have been mixed and mostly reflect lower Copper Peptide sales and expenses related to the Infomercial; however, we are addressing these results with a number of actions.

“In July, we announced the license of Dramatic Relief™ Skin Care products with Cutanix Corporation.  We believe that this license provides us with a complementary product line to our Copper Peptide technologies.  We have the exclusive distribution rights for this product line to the medical and spa markets in the United States, Canada, and Puerto Rico.  Based upon past experience we expect it to take three to four quarters to see measurable benefits from this product line.

“In addition, we recently announced the signing of a non-binding letter of intent to acquire Annette Hanson’s product distribution business. We believe that successful completion of this proposed acquisition would further position ProCyte to expand into targeted retail distribution and would allow us to leverage our technologies, sales and marketing expertise. We view this acquisition as an opportunity to gain access to the $5 billion spa industry. According to a recent survey commissioned by the International Spa Association, there is a strong trend toward medical-type products and services being offered through this market segment. If consummated, we expect that  the proposed acquistion ultimately will have a positive impact on revenues and earnings. Initially, we expect to invest in sales and marketing activities.. During this period, which we believe could take at least two quarters, operating results could be temporarily reduced.

“The Company continues to be in an excellent position,” Clifford continued. “ProCyte is profitable, has a strong cash position and no long term debt. In the coming year, we intend to continue to invest in new opportunities as cash balances and stock price permit. We have identified several product development opportunities that incorporate our Copper Peptide technology with other materials for use in cosmetic procedures. This could result in a number of new products for a variety of markets. Lastly, we were pleased that for the third consecutive year ProCyte was included in the Deloitte & Touche 2003 Washington State Technology Fast 50.”

A conference call is scheduled for 11:00 a.m. Eastern Time today to discuss this announcement and answer questions. To participate, please dial 800-294-4202 five to ten minutes before the call is scheduled to begin. If you are unable to participate in the live call, a replay will be available from Thursday, October 30 to Monday, November 3 between 8:00 a.m. and 9:00 p.m. Eastern Time. To listen to the replay, dial 888-844-1786 and request 145049# for the replay.

ProCyte Corporation develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. The Company sells directly to dermatologists, plastic and cosmetic surgeons and through licenses with strategic partners into the consumer market, including its long-term worldwide license agreement with Neutrogena®, a Johnson & Johnson company. ProCyte’s products include VitalCopper™ and Neova® Anti-Aging Skin Care agents, Complex Cu3® Post-Procedure Skin Care, GraftCyte® Hair Transplant Care and Tricomin® Advanced Care for Thinning Hair. The Company also has the exclusive distribution rights for Cutanix Corporation’s Quadrinone® technology in the U.S., Canada and Puerto Rico. Additional information is available by visiting the Company’s website at www.procyte.com.

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This release may contain forward-looking statements relating to the research, development, commercialization, production, marketing and distribution of the Company’s products and future operating results, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include its ability to develop, commercialize and produce new products; the market acceptance of existing and potential future products; the availability, cost and timely delivery of materials and services from and performance of third-party suppliers, manufacturers, distributors, licensees and other collaborative partners; the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals.  Reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for a more detailed description of such factors.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

ProCyte Corporation

Summary Financial Information

(in 000’s except per share amounts)

Statements of Operations Data:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
REVENUES
Product sales	$2,286	$2,735	$7,481	$8,404
Licenses, royalties and other	437	391	1,220	1,028
Total revenues	2,723	3,126	8,701	9,432

Cost of product sales	675	1,285	2,477	3,308
Gross Profit	2,048	1,841	6,224	6,124

OPERATING EXPENSES
Marketing & selling	1,024	728	3,237	2,279
General, research & administrative	797	840	2,731	2,642
Total costs and expenses	1,821	1,568	5,968	4,921

OPERATING INCOME	227	273	256	1,203

Interest & other income	34	49	159	142

Net income before tax	261	322	415	1,345
Provision for income tax	—	—	(18)	—

Net Income	$261	$322	$397	$1,345

Net income per share
Basic	$0.02	$0.02	$0.03	$0.09
Diluted	$0.02	$0.02	$0.02	$0.08

Shares used in per share computation
Basic	15,774	15,722	15,761	15,703
Diluted	15,974	16,031	15,973	15,996

Balance Sheet Data:

	September 30, 2003	December 31, 2002
Cash and cash equivalents	$4,456	$4,556
Accounts receivable, net of allowance	1,122	1,328
Inventory	2,600	1,718
Property and equipment, net	1,106	1,286
Intangibles, net	2,891	2,903
Other assets	2,190	2,298
Total Assets	$14,365	$14,089

Total liabilities	$2,100	$2,271
Stockholders’ equity	12,265	11,818
Total Liabilities and Stockholders’ Equity	$14,365	$14,089